Exhibit 10.11

May 18, 2022

Mr. Kim Raineri

Dear Kim:

On behalf of Aspen Neuroscience, Inc. (the “Company”), I am pleased to extend an offer of employment to you to serve as the Company’s Chief Technology Officer, with an employment start date anticipated to be on or about July 18, 2022 (the “Start Date”). In such capacity, you will be responsible for such duties as are normally associated with such position and as otherwise assigned from time to time by the Company’s Chief Executive Officer (the “CEO”). You will report directly to the Company’s Chief Executive Officer and your principal place of work shall be located in San Diego, California. This offer and your employment relationship will be subject to the terms and conditions of this letter.

Compensation

Base Salary: From and after your Start Date, you will be paid an annualized base salary of $385,000.00, which equates to a monthly rate of $32,083.33 (subject to required tax withholding and other authorized deductions). This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

Annual Bonus: You will be eligible to earn an annual cash bonus of up to 40% of your then- effective base salary. Whether you receive an annual bonus in any given year, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of performance objectives and other criteria to be mutually agreed upon by you and the Chief Executive Officer, subject to and contingent upon approval of such objectives and criteria by the Board in its sole discretion. The annual bonus, if earned, will be paid no later than seventy-five (75) days following the last day of the applicable fiscal year for which the annual bonus is being measured.

Relocation assistance: You will receive payment in the amount of $100,000.00, to assist your transition and relocation to San Diego. Should you voluntarily leave the Company within 12 months of your Start Date, or are terminated by the Company for Cause, you will be required to repay the entire amount in full.

Stock Option: Following your Start Date and subject to the approval of the Board, you will be granted an option pursuant to the Company’s 2018 Stock Plan (as amended from time to time, the “Plan”) to purchase 700,000 shares of the Company’s common stock (the “Stock Option”) calculated as of your Start Date and having a per-share exercise price equal to the fair market

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com

Exhibit 10.11

value of a share of the Company’s common stock on the date of grant (as determined by the Board in its sole discretion). Subject to your continued employment with the Company, the shares subject to the Stock Option shall vest over a four-year period, with twenty-five percent (25%) of the shares subject to the Stock Option vesting on the first anniversary of your Start Date and the remainder thereafter vesting in equal monthly installments over the subsequent thirty-six (36) month period; provided, however, that if your employment is terminated by the Company without Cause (as defined below) or if you voluntarily terminate your employment with the Company for Good Reason (as defined in the Plan or related stock option documents), in either case solely to the extent such termination occurs during the twelve (12) month period immediately following the consummation of a transaction constituting a Change in Control (as defined in the Plan), then the vesting of the shares subject to the Stock Option shall accelerate and all unvested shares subject to the Stock Option will immediately become fully vested and exercisable. The Stock Option will be subject to the Plan and the Company’s standard form of stock option agreement which you will be required to enter as a condition of the issuance of the Stock Option. You may be eligible to receive such future stock option grants as the Board shall deem appropriate.

Benefits

You will be eligible to participate in all employee benefit plans that the Company customarily makes available to its employees. You will also be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and the Company policies in effect from time to time. The Company reserves the right to change or eliminate the employee benefit plans on a prospective basis, at any time, effective upon notice to you.

The Company will reimburse you for all reasonable lodging, transportation, travel, entertainment, and other business expenses that you incur in the course of performing your duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement you are entitled to receive shall (a) be paid no later than the last day of your tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

Termination; Severance

Termination for Cause by the Company: Although the Company anticipates a mutually rewarding employment relationship with you, the Company may terminate your employment at any time for Cause. For purposes of this letter, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on your part with respect to your obligations or otherwise relating to the business of the Company; (b) any acts or conduct by you that are materially adverse to the Company’s interests; (c) your material breach of this letter, the PIIA (as defined below) or the Arbitration Agreement (as defined below); (d) your breach of any other agreement with the Company or any of the Company policies; (e) your conviction or entry of a

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com

Exhibit 10.11

plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (f) your failure to perform your duties as determined in the sole and exclusive discretion of the Board; (g) your inability to perform the essential functions of your position, with or without reasonable accommodation, due to Permanent Disability (as defined below); (h) your death; or (i) the winding down or dissolution of the Company. In the event of a termination based on (b), (c), (d) or (f), you will have fifteen (15) days from receipt of notice from the Company to cure the issue, if curable. In the event that your employment is terminated in accordance with this paragraph, you shall be entitled to receive only your base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”). All other Company obligations to you pursuant to this letter will become automatically terminated and completely extinguished. You will not be entitled to receive the Severance Benefit described below. For purposes hereof, “Permanent Disability” will be deemed to occur if a duly licensed physician selected by both parties determines: (i) that you have become unable to perform substantially all of the duties and services required hereunder because of physical or mental disability (taking into account the Company’s obligation to provide reasonable accommodation under the Americans with Disabilities Act and the California Fair Employment and Housing Act); and (ii) that such inability will continue for 90 consecutive days or for more than 180 days in the following 365-day period, and if you have exhausted all leave rights under the Family and Medical Leave Act or will exhaust those leave rights during such 90-day period (or over the following 365-day period). The Company will give you at least 10 business days’ prior written notice if it intends to seek an opinion of a physician in accordance with this paragraph.

Termination Without Cause by the Company/Severance: The Company may terminate your employment under this letter without Cause at any time. In the event that the Company terminates your employment under this letter without Cause (a “Qualifying Termination”), you will receive your base salary then in effect, prorated to the date of termination, and Accrued Benefits. In addition, solely to the extent there is a Qualifying Termination, you will be eligible to receive a severance payment equivalent to continued payment for (a) six (6) months, if such Qualifying Termination is prior to the date of consummation of a Change in Control, or (b) nine (9) months, if such Qualifying Termination is on or after the date of consummation of a Change in Control (the period in (a) or (b), as applicable, being the “Severance Period”) of your base salary then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date (the “Severance Benefit”). You will only receive the Severance Benefit if you: (i) comply with all surviving obligations you owe to the Company; (ii) execute a full general release in a form acceptable to the Company, releasing all claims, known or unknown, that you may have against the Company arising out of or any way related to your employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date; and (iii) you agree to provide transition assistance to the Company, and to cooperate and assist the Company with pending litigation, in each case during the Severance Period; and (iv) you agree not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com

Exhibit 10.11

conduct of the Company. All other Company obligations to you will be automatically terminated and completely extinguished.

Voluntary Resignation: You may voluntarily resign your position with the Company, at any time on thirty (30) days’ advance written notice. In the event of your voluntary resignation, you will be entitled to receive only your base salary and benefits for the thirty-day notice period and no other amount. All other Company obligations to you pursuant to this letter will become automatically terminated and completely extinguished. In addition, you will not be entitled to receive the Severance Benefit described above.

Pay in Lieu of Notice Period: Should you resign your employment upon thirty (30) days’ advance written notice, the Company reserves the right to immediately relieve you of all job duties, positions and responsibilities and provide you with payment of your then current base salary in lieu of any portion of the notice period.

Resignation of Other Positions: Should your employment terminate for any reason you agree to immediately resign all other positions you may hold on behalf of the Company and/or its affiliates. If, for any reason, this paragraph is insufficient to effectuate such a resignation, following a reasonable opportunity to review, you hereby authorize the Company to execute any documents or instruments consistent herewith which the Company may deem necessary or desirable to effectuate such resignation(s), and to act as your attorney-in-fact for this purpose. You will provide the Company with a copy of any such documents executed in accordance with this paragraph.

At-Will Employment

If you accept our offer, your employment with Company will be “at will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Company reserves the right to modify your position, duties, and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Company’s Chief Executive Officer.

Employee Proprietary Information and Inventions Agreement; Other Contingencies

As a condition of your employment and on or prior to your Start Date, you shall execute the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “PIIA”) which is provided with this letter. In addition, as a condition of employment, you will need to demonstrate compliance with federal 19 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States).

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com

Exhibit 10.11

Third Party Rights

By accepting this offer, you represent that you are not a party to any other agreement, covenant, or restriction which will or could interfere with your ability to fully and satisfactorily provide the services for which you are being offered employment and employed by the Company. During your employment with the Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with the Company. In addition, you agree that you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

No Conflict of Interest

During your employment with the Company, you agree that you will not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the Company. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company.

Governing Law

The validity, interpretation, construction, and performance of the provisions of this letter shall be governed by the laws of the State of California without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of the other provisions of this letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship; Modification of Terms of Offer

Please be advised that neither this letter nor any statement made by the Company, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or notice. The Company may from time to time and in its own discretion, change the terms and conditions of your employment with or without notice.

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com

Exhibit 10.11

Application of Section 409A

To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable under this letter on account of any termination of employment shall only be paid if you experience a “separation from service” as defined in Section 409A of the Code and the regulatory and other guidance issued thereunder (the “Section 409A Regulations”). Furthermore, to the extent that you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall be paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

The Company intends that income provided to you pursuant to this letter will not be subject to taxation under Section 409A of the Code. The provisions of this letter shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this letter. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this letter.

For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments.

Contingencies

This offer is contingent upon the following:

•
Signing of the Offer Letter;
•
Signing of the Aspen Neuroscience’s Proprietary Information and Invention Assignment Agreement;
•
Compliance with Aspen Neuroscience’s policies and procedures;
•
Compliance with federal 1-9 requirements; and
•
This offer of employment is conditioned on completion, with results satisfactory to the Company, of a required pre-employment background check. You must provide, in a timely manner, all information and documents required to complete that process.

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com

Exhibit 10.11

Complete Agreement

This letter, including the enclosed PIIA, the Plan and other related stock option documents, constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

[Remainder of Page Intentionally Blank. Signatures on Following Page.]

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com

Exhibit 10.11

To indicate your acceptance, please sign and return the enclosed copy of this letter to me by May 20, 2022.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me via email at . We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Aspen Neuroscience, Inc.

By:	/s/ Damien McDevitt, Ph.D.
Name:	Damien McDevitt, Ph.D.
Title:	President & Chief Executive Officer

ACCEPTED:

Kim Raineri

/s/ Kim Raineri

(Signature)

Dated:	5/19/2022

10835 Road to the Cure, Ste. 100, San Diego, CA 92121	858.263.1222	www.AspenNeuroscience.com